Exhibit 4.1

amendment Agreement of Warrants to purchase

Common Stock

This amendment AGREEMENT of Warrants to Purchase common Stock (this “Agreement”) is made as of December 5, 2019, by and between Aevi Genomic Medicine, Inc., a Delaware corporation (the “Company”) and the undersigned holders (each a “Holder” and collectively the “Holders”). The Company and the Holders are sometimes referred to herein collectively as the “Parties” and individually as a “Party.”

RECITALS

WHEREAS, the Company issued to the Holders those certain Warrants to Purchase Common Stock on October 17, 2017 (the “Warrants”), which, among other things, entitle the Holders to purchase an aggregate of 3,953,904 shares of common stock, $0.0001 per value per share of the Company (the “Warrant Shares”);

WHEREAS, the Warrants were issued pursuant to that certain Securities Purchase Agreement, dated as of August 9, 2017, by and among the Company and the purchasers identified therein (the “Purchase Agreement”);

WHEREAS, the Holders are the holders of Warrants representing more than a majority of the Warrant Shares obtainable upon exercise of the Warrants currently outstanding; and

WHEREAS, in accordance with Section 16 of the Warrant, the Holders hereby wish to amend all outstanding Warrants (as more fully set forth below) concurrently with entry into that certain Agreement and Plan of Merger (the “Merger Agreement”) by and between Cerecor, Inc., a Delaware corporation, the Company and certain other parties named therein.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, the receipt and sufficiency of which are hereby acknowledged, the Parties do hereby agree as follows:

AGREEMENT

1.       Definitions. Any and all capitalized terms not specifically defined herein shall have the meanings ascribed to them in the Warrants.

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2.       Amendment. Section 9(c) is hereby deleted in its entirety and replaced with:

“If, at any time while this Warrant is outstanding (i) the Company effects any merger or consolidation of the Company with or into another Person, in which the Company is not the survivor or the stockholders of the Company immediately prior to such merger or consolidation do not own, directly or indirectly, at least 50% of the voting securities of the surviving entity, (ii) the Company effects any sale of all or substantially all of its assets or a majority of its Common Stock is acquired by a third party, in each case in one or a series of related transactions, (iii) any tender offer or exchange offer (whether by the Company or another Person) is completed pursuant to which all or substantially all of the holders of Common Stock are permitted to tender or exchange their shares for other securities, cash or property, or (iv) the Company effects any reclassification of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property (other than as a result of a subdivision or combination of shares of Common Stock covered by Section 9(a) above) (in any such case, a “Fundamental Transaction”), then if this Warrant shall not have been exercised in full immediately prior to such Fundamental Transaction, then this Warrant shall be deemed to be automatically exercised in a “cashless exercise” pursuant to Section 10 below, notwithstanding whether there is an effective Registration Statement or current prospectus, without further action on the part of the Holder (and the Holder hereof shall be deemed to be a holder of the Common Stock, if any, issued upon such automatic exercise), immediately prior to the Fundamental Transaction and thereafter this Warrant shall be null and void for all purposes. For the sake of clarity, whether or not Warrant Shares are issued to the Holder pursuant to the “cashless exercise” formula in Section 10, this Warrant shall be null and void for all purposes immediately prior to a Fundamental Transaction following its automatic “cashless exercise”. In the event that the Warrant is deemed to be automatically exercised in connection with a Fundamental Transaction in accordance with the foregoing provision, the “Exercise Date” of the Warrant for the purposes hereof shall be the date of the consummation by the Company of such Fundamental Transaction.”

3.       Termination. This Agreement shall terminate automatically, without any notice or other action by any Party, upon the termination of the Merger Agreement in accordance with its terms. In the event of the termination of this Agreement, this Agreement shall forthwith become null and void, there shall be no liability on the part of any of the Parties, and all rights and obligations of each Party hereto shall cease.

4.       Governing Law. This Agreement and the Parties’ rights and obligations hereunder shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York, without regard to the principles of conflicts of law thereof.

5.       Successors and Assigns. This Agreement shall be binding upon, and inure to the benefit of, the Parties and their respective successors, heirs and permitted assigns. No Party may assign its rights, duties or obligations under this Agreement without the prior written consent of the other Parties.

6.       Counterparts. This Agreement may be executed in any number of separate counterparts, all of which shall constitute one agreement. Execution and delivery of this Agreement may be effected by pdf, facsimile, or other electronic transmission of signature pages.

7.       Amendments. This Agreement may be amended, modified or waived only in a writing signed by each of the Parties hereto.

[Signature pages follow]

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IN WITNESS WHEREOF, the undersigned have executed this Amendment Agreement as of the date first written above.

AEVI GENOMIC MEDICINE, INC.

By: ____________________________________

Name: __________________________________

Title: ___________________________________

[Signature Page to Amendment Agreement of Warrants to Purchase Common Stock]

THE CHILDREN’S HOSPITAL OF
PHILADELPHIA FOUNDATION

By: ____________________________________

Name: __________________________________

Title: ___________________________________

[Signature Page to Amendment Agreement of Warrants to Purchase Common Stock]

____________________________________
Sol J. Barer

[Signature Page to Amendment Agreement of Warrants to Purchase Common Stock]

____________________________________
Eugene A. Bauer

[Signature Page to Amendment Agreement of Warrants to Purchase Common Stock]

____________________________________
Michael F. Cola

[Signature Page to Amendment Agreement of Warrants to Purchase Common Stock]

____________________________________
Alastiar Clemow

[Signature Page to Amendment Agreement of Warrants to Purchase Common Stock]

____________________________________
Barbara Duncan

[Signature Page to Amendment Agreement of Warrants to Purchase Common Stock]

____________________________________
Joseph J. Grano, Jr.

[Signature Page to Amendment Agreement of Warrants to Purchase Common Stock]

____________________________________
Garry A. Neil

[Signature Page to Amendment Agreement of Warrants to Purchase Common Stock]